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                                                                Exhibit 99(h)(6)


                          EXPENSE LIMITATION AGREEMENT

                        FOR KENSINGTON SELECT INCOME FUND

         THIS AGREEMENT, dated as of ______________, 2001, is made and entered into by and between The Coventry Group, a Massachusetts business trust (the "Trust"), on behalf of its series Kensington Select Income Fund (the "Fund"), and Kensington Investment Group, Inc. (the "Adviser").

         WHEREAS, the Adviser has been appointed the investment adviser of the Fund pursuant to an Investment Advisory Agreement dated ____________, 2001 between the Trust , on behalf of the Fund, and the Adviser (the "Advisory Agreement"); and

         WHEREAS, the Trust and the Adviser desire to enter into the arrangements described herein relating to certain expenses of the Fund;

         NOW, THEREFORE, the Trust and the Adviser hereby agree as follows:

         1.       Until ___________, 2004, the Adviser agrees, subject to
                  Section 2 hereof, to limit its fee and/or reimburse other expenses of each class of the Fund to the extent necessary to limit the operating expenses of each class to the following annual rates (as a percentage of the average daily net assets of the class): Class A, 1.60% Class B, 2.35% Class C, 2.35%.

         2. Under the conditions described below in this Section 2, the Fund agrees to pay or repay to the Adviser the amount of fees (including any amounts foregone through limitation or reimbursed pursuant to Section 1 hereof) that, but for Section 1 hereof, would have been payable by the Fund to the Adviser pursuant to the Investment Advisory Agreement (the "Deferred Fees"). Such repayment shall be made monthly, but only to the extent that the operating expenses of a Class (exclusive of brokerage costs, interest, taxes and dividends and extraordinary expenses), without regard to such repayment, are at an annual rate (as a percentage of the average daily net assets of the Fund) below the limit set in Section 1. The amount of Deferred Fees paid by a Class in any month shall be limited so that the sum of (a) the amount of such payment and
                  (b) the other operating expenses of the Class (exclusive of brokerage costs, interest, taxes and dividends and extraordinary expenses) do not exceed the limit set by Section
                  1. Deferred Fees with respect to any fiscal year of the Fund shall not be payable by a Class to the extent that the amounts payable by the Class pursuant to the foregoing provisions of this Section 2 during the period ending __________, 2004 are not sufficient to pay such Deferred Fees. In no event will a Class be obligated to pay any fees waived or deferred by the Adviser with respect to any other Class of the Fund or any other series of the Trust.


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         3.       The Adviser may by notice in writing to the Trust terminate, in whole or in part, its obligation under Section 1 to reduce its fees with respect to a Class in any period following the date specified in such notice (or change the percentage specified in Section 1), but no such change shall affect the obligation (including the amount of the obligation) of such Class to repay amounts of Deferred Fees with respect to periods prior to the date specified in such notice.

         4. A copy of the Agreement and Declaration of Trust establishing the Trust is on file with the Secretary of The Commonwealth of Massachusetts, and notice is hereby given that this Agreement is executed by the Trust on behalf of the Fund by an officer of the Trust as an officer and not individually and that the obligations of or arising out of this Agreement are not binding upon any of the Trustees, officers or shareholders individually but are binding only upon the assets and property belonging to the Fund.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

THE CONVENTRY GROUP,
on behalf of its series
Kensington Select Income Fund             KENSINGTON INVESTMENT GROUP, INC.



By:                                       By:
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Name:                                     Name:
     ----------------------------             --------------------------------

Title:                                    Title:
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